Exhibit 3.12

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

SUPPORT SERVICES ORGANIZATION, LLC

This amended and restated limited liability company agreement (this “Agreement”) of Support Services Organization, LLC is entered into this 26th day of February, 2015 by TASC, Inc. (the “Member”) and pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.), as amended from time to time (the “Act”).

1. Name. The name of the limited liability company governed hereby is Support Services Organization, LLC (the “Company”).

2. Certificates. Thomas O. Miiller, as an authorized person within the meaning of the Act, has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware. Any Member, Manager (as defined below) or Officer (as defined below) shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

3. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in all lawful activities for which limited liability companies may be formed under the Act.

4. Powers. The Company shall have the power to do any and all acts reasonably necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose and business described herein and for the protection and benefit of the Company, and shall have, without limitation, any and all of the powers that may be exercised on behalf of the Company by the Board (as defined below) pursuant to this Agreement, including Section 10.

5. Principal Business Office. The principal place of business and office of the Company shall be located, and the Company’s business shall be conducted from, such place or places as may hereafter be determined by the Board.

6. Registered Office and Registered Agent. The address of the Company’s registered agent for service of process on the Company and its registered office in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801.

7. Name and Mailing Address of the Member. The name and the mailing address of the Member are as follows:

Name	Address

TASC, Inc.	c/o Thomas O. Miiller
4801 Stonecroft Boulevard
Chantilly, Virginia 20151

8. Term. The term of the Company commenced on the date of filing of the Certificate of Formation of the Company in accordance with the Act and shall continue until dissolution of the Company in accordance with Section 20 of this Agreement.

9. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and not of the Member, any Manager, Officer, employee or agent of the Company (including a person having more than one such capacity) shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of acting in such capacity.

10. Capital Contributions. The Member is deemed admitted as a Member of the Company upon its execution and delivery of this Agreement. The Member’s membership interest percentage is set forth on Schedule I hereto. The total capital of the Member in the Company from time to time shall be referred to as the Member’s “Capital”. The Member may update Schedule I from time to time as necessary to accurately reflect the information required to be included therein by virtue of any developments after the date hereof. Any revision to Schedule I made in accordance with this Section 10 shall not be deemed an amendment to this Agreement for purposes of Section 26.

11. Additional Contributions. The Member is not required hereunder to make additional capital contributions to the Company.

12. Distributions. Distributions shall be made to the Member at such times and in such amounts as may be determined in the sole discretion of the Member, subject to any restrictions of any credit agreement or other financing document to which the Company is a party at such time. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.

13. Management.

a. In accordance with Section 18-402 of the Act, the business and affairs of the Company shall be managed by, and vested in, the board of managers of the Company (the “Board”, and each separately, a “Manager”). Managers do not have to hold membership interests in the Company as Members of the Company in order to serve as a Manager. The Board shall have complete and absolute control of the affairs and business of the Company and the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by managers of a limited liability company under the laws of the State of Delaware and including all things necessary to carry out the terms and provisions of this Agreement. Subject to this Section 13(a), the Board has the authority to bind the Company.

i. The Board shall initially consist of two (2) Managers.

ii. Thomas O. Miiller and Wayne M. Rehberger are hereby designated and elected to be the Managers of the Company, to hold office until their death, resignation, removal or disqualification.

b. No Member, in its capacity as a Member, shall participate in the management or control of the business of, or shall have any rights or powers with respect to the management of, the Company except those expressly granted to it by the terms of this Agreement, or those conferred on it by law.

c. Consent of the Board for purposes of this Agreement may be obtained: (i) at any meeting of the Board; provided that, at least a majority of the Managers are present at such meeting and that a majority of those attending Managers vote in favor of the matter being voted upon, or (ii) by the unanimous written consent of the Managers.

d. Consent of the Member for purposes of this Agreement may be obtained by the written consent of the Member.

e. Managers may withdraw at any time. Any Manager may be removed at any time for any reason or no reason, and shall promptly be replaced, by the consent of the Member.

14. Tax Status. The Company is intended to be disregarded as an entity separate from its owner for federal and applicable state and local income tax purposes.

15. Officers. Upon the adoption of this Agreement, the Officers, as hereinafter defined, of the Company shall be as set forth on Schedule II hereto, with the office(s) of each Officer as set forth opposite their respective names with such authority and duties normally associated with such office(s). The Board may, subsequent to the adoption of this Agreement, appoint new officers or remove existing officers of the Company (each, an “Officer”) and assign in writing titles (including, without limitation, President, Vice President, Secretary and Treasurer) to any such person. Unless the Board decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 15 may be revoked at any time by the Managers.

16. Other Business. The Member, Managers and Officers may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

17. Exculpation and Indemnification.

a. None of the Member, Managers or Officers (each, an “Indemnified Party”) shall be liable to the Company or any other person or entity who has an interest in the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnified Party in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Party by this Agreement, except that an Indemnified Party shall be liable for any such loss, damage or claim incurred by reason of such Indemnified Party’s gross negligence or willful misconduct. To the fullest extent permitted by applicable law, an Indemnified Party shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Indemnified Party by reason of any act or omission performed or omitted by such Indemnified Party in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Party by this Agreement, except that no Indemnified Party shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Indemnified Party by reason of gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 17(a) shall be provided out of and to the extent of Company assets only, and the Member, Managers or Officers shall have no personal liability on account thereof.

b. Notwithstanding the fact that either the Member or any of its affiliates, other than the Company (together, the “Sponsor Parties”), may have concurrent liability to an Indemnified Person with respect to indemnity obligations, the Company or any of its subsidiaries shall have no right or claim against any of the Sponsor Parties for contribution or have rights of subrogation against any Sponsor Parties through an Indemnified Person with respect to any indemnity obligation provided pursuant to this Section 17. In the event that any Sponsor Party pays or advances an Indemnified Person any amount with respect to an indemnity obligation, the Company will, or will cause its subsidiaries to, as applicable, promptly reimburse such Sponsor Party for such payment or advance upon request. For the avoidance of doubt, any insurance coverage for any indemnity obligation provided by, obtained by or paid for by the Company or any of its subsidiaries on the one hand and any Sponsor Party on the other hand shall be subject to the same primary and secondary liability hierarchy set forth in this Section 17(b).

18. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the written consent of the Member.

19. Termination of Membership. The rights of a Member to share in the profits and losses of the Company, to receive distributions and to assign its interest in the Company pursuant to Section 20 shall, on its death, bankruptcy or adjudicated incompetency, devolve on the legal representative of the Member for the purpose of settling its estate or administering its property.

20. Assignments. The Member may transfer, assign, pledge or hypothecate, in whole or in part, its limited liability company interest, as determined in its sole discretion.

21. Dissolution.

a. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member, (ii) the dissolution, termination, winding-up or bankruptcy of the Member, and (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

b. In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner) and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

22. Elections. The Member shall determine the accounting methods and conventions under the tax laws of any and all applicable jurisdictions as to the treatment of income, gain, loss, deduction and credit of the Company or any other method or procedure related to the preparation of such tax returns. The Member may cause the Company to make or refrain from making any and all elections permitted by such tax laws, and the Member shall not be liable for any consequences to any previously admitted or subsequently admitted Members resulting from their making or failing to make any such elections.

23. Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

24. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement.

25. Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

26. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles thereof), and all rights and remedies shall be governed by such laws.

27. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date first written above.

TASC, INC.

By:	/s/ Thomas O. Miiller
	Name:	Thomas O. Miiller
	Title:	Secretary

[SIGNATURE PAGE TO LIMITED LIABILITY COMPANY AGREEMENT OF SSO, LLC]

Schedule I

Member	Membership Interest
TASC, Inc.	100%

Schedule II

Name	Office(s)

Anthony Smeraglinolo	President and Chief Executive Officer

John P. Hynes	Executive Vice President and Chief Operating Officer

Wayne M. Rehberger	Senior Vice President and Chief Financial Officer

Thomas O. Miiller	Senior Vice President, General Counsel and Corporate Secretary

Craig R. Reed	Senior Vice President, Strategy and Corporate Development

Kirk G. Dye	Senior Vice President, Human Capital Strategies

Jon Brooks	Assistant Secretary

Mark Stechschulte	Assistant Secretary

Elizabeth Scott	Assistant Secretary

Richard B. Harkey	Vice President, Corporate Controller and Chief Accounting Officer

Ray Guillaume	Treasurer